     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2003
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
             (Exact name of registrant as specified in its charter)

                        NEW YORK                                                 15-0398550
            (State or other jurisdiction of                       (I.R.S. Employer Identification Number)
             incorporation or organization)

                         ------------------------------

                                 P.O. BOX 3287
                          ITHACA, NEW YORK 14852-3287
                                 (607) 347-4131
    (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                         ------------------------------

                    RALPH R. TEDESCO                                          FRANK LEE, ESQ.
         President and Chief Operating Officer                             Huber Lawrence & Abell
       New York State Electric & Gas Corporation                              605 Third Avenue
                     P.O. Box 3287                                           New York, NY 10158
                 Ithaca, NY 14852-3287                                         (212) 682-6200
                     (607) 347-4131

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                        AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTERED            UNIT(1)            PRICE(1)(2)       REGISTRATION FEE
New York State Electric & Gas
 Corporation Senior Unsecured Debt
 Securities and New Preferred
 Stock..............................    $300,000,000            100%             $300,000,000            $24,270

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Exclusive of accrued interest, if any.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENT NO. 33-50719, PREVIOUSLY FILED BY NEW YORK STATE ELECTRIC & GAS CORPORATION ON FORM S-3, UNDER WHICH $50,000,000 OF SECURITIES REMAINS UNISSUED. THIS REGISTRATION STATEMENT ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 33-50719, AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEN BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 19, 2003
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  $350,000,000
                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                        SENIOR UNSECURED DEBT SECURITIES
                                PREFERRED STOCK

                            ------------------------

    This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

                            ------------------------

               The date of this prospectus is             , 2003.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      3
WHERE YOU CAN FIND MORE INFORMATION.........................      3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      5
NEW YORK STATE ELECTRIC & GAS CORPORATION...................      6
USE OF PROCEEDS.............................................      6
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............      6
DESCRIPTION OF SECURITIES...................................      7
  Senior Unsecured Debt Securities..........................      7
  New Preferred Stock.......................................     15
PLAN OF DISTRIBUTION........................................     18
EXPERTS.....................................................     19
LEGAL MATTERS...............................................     19

                            ------------------------

    In this prospectus, references to "we," "us" and "our" refer to New York State Electric & Gas Corporation.

                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement registering $300,000,000 of securities that we filed with the SEC utilizing a "shelf" registration process. This prospectus also relates to a shelf registration statement that we filed previously with the SEC under which $50,000,000 of securities remained unissued. Under this shelf registration process, any combination of the securities described in this prospectus may be sold from time to time in one or more offerings of one or more series up to a total dollar amount of $350,000,000. This prospectus only provides you with a general description of the securities that may be offered. Each time securities are sold, a "prospectus supplement" will be provided which will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement.

    A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

    We believe that we have included or incorporated by reference in this prospectus all information material to investors, but certain details that may be important for specific investment purposes have not been included. For more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

    We file annual, quarterly and current reports. You may read and copy this information at the SEC's public reference rooms at:

            Public Reference Room                         Midwest Regional Office
                  Room 1024                                   Citicorp Center
               Judiciary Plaza                                  Suite 1400
           450 Fifth Street, N.W.                         500 West Madison Street
            Washington, DC 20549                          Chicago, IL 60661-2511

    You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at HTTP://WWW.SEC.GOV.

    This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents and forms of documents establishing certain of the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. The information filed with the SEC in the future will automatically update and supersede this information.

    We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities being offered under this prospectus or any prospectus supplement are sold:

    - Our Annual Report on Form 10-K for the year ended December 31, 2002.

    Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain documents incorporated by reference in this prospectus by writing or telephoning:

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                              Shareholder Services
                                 P.O. Box 3200
                          Ithaca, New York 14852-3200
                                 (800) 225-5643

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENTS.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION may contain some forward-looking statements that involve risks and uncertainties. We may make these statements about our financial condition, results of operations and business. These statements may be made directly in this prospectus, or may be "incorporated by reference" from other documents filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those indicated by such forward-looking statements, include, among others, the following:

    - the deregulation and continued regulatory unbundling of a vertically integrated industry;

    - our ability to compete in the rapidly changing and increasingly competitive electricity and natural gas utility markets;

    - regulatory uncertainty in a politically-charged environment of changing energy prices;

    - operation of the New York Independent System Operator;

    - operation of a regional transmission organization;

    - our ability to recover nonutility generator and other costs;

    - changes in fuel supply or cost and the success of strategies to satisfy power requirements now that most generation assets have been sold;

    - our ability to expand our products and services;

    - market risk;

    - our ability to obtain adequate and timely rate relief;

    - environmental incidents;

    - legal or administrative proceedings;

    - changes in the cost or availability of capital;

    - the effect of the volatility in the equity markets on pension benefit cost;

    - growth in the areas in which we are doing business;

    - weather variations affecting customer energy usage;

    - authoritative accounting guidance;

    - acts of terrorists; and

    - other considerations that may be disclosed from time to time in our publicly disseminated documents or filings.

    You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement or, in the case of a document incorporated by reference, the date of that document.

    The cautionary statements in this section expressly qualify, in their entirety, all subsequent forward-looking statements attributable to us or any person acting on our behalf. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, any prospectus supplement or any document incorporated by reference.

                   NEW YORK STATE ELECTRIC & GAS CORPORATION

    We are a public utility company engaged in transmitting and distributing electricity and transporting, storing and distributing natural gas. Approximately 82% of our operating revenues for 2002, 2001 and 2000 was derived from electricity deliveries, with the balance each year derived from natural gas deliveries.

    Our service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. Our service territory has an area of approximately 20,000 square miles and a population of 2,500,000. The larger cities in New York in which we serve both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. We provide delivery service to approximately 838,000 electricity customers and 250,000 natural gas customers. The service territory reflects a diversified economy, including high-tech firms, light industry, colleges and universities, agriculture, and recreational facilities. No customer accounts for more than 5% of either of our electric or natural gas revenues.

    We were organized under the laws of the State of New York in 1852. In May 1998, we became a subsidiary of Energy East Corporation, a public utility holding company that was organized under the laws of the State of New York. Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire and corporate offices in New York and Maine. In connection with Energy East's merger with RGS Energy Group, Inc. in June 2002, RGS Energy became a wholly-owned subsidiary of Energy East and we became a wholly-owned subsidiary of RGS Energy.

    Our address is P.O. Box 3287, Ithaca, New York 14852-3287 and our telephone number is (607) 347-4131.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, the retirement or repurchase of certain of our indebtedness or preferred stock, reduction of short-term debt, financing the development and construction of new facilities and additions to working capital.

 RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for the five most recent fiscal years:

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                2002       2001       2000       1999       1998
                                                              --------   --------   --------   --------   --------
Ratio of earnings to fixed charges (1)......................    3.36       4.33       4.41       4.48       3.81
Ratio of earnings to fixed charges and preferred stock
  dividends (1).............................................    3.33       4.30       4.39       4.30       3.44

------------------------

(1) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The ratio of earnings to fixed charges and preferred stock dividends is calculated by dividing earnings by fixed charges and preferred stock dividends. For this purpose earnings means income before income taxes and fixed charges. Fixed charges means all interest charges and the interest component of rentals.

                           DESCRIPTION OF SECURITIES

SENIOR UNSECURED DEBT SECURITIES

    The following description sets forth the general terms and provisions of the senior unsecured debt securities that we may offer by this prospectus.

    We will issue the senior unsecured debt securities under an unsecured debt indenture between us and JPMorgan Chase Bank, as unsecured debt indenture trustee. The unsecured debt indenture gives us broad authority to set the particular terms of each series of senior unsecured debt securities, including the right to modify certain of the terms contained in the unsecured debt indenture. The particular terms of a series of senior unsecured debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the unsecured debt indenture will be described in the prospectus supplement relating to the senior unsecured debt securities.

    The unsecured debt indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the senior unsecured debt securities or the unsecured debt indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the unsecured debt indenture, including definitions of terms used in that indenture, which is filed as an exhibit to the registration statement, of which this prospectus forms a part and is incorporated by reference. We also include references in parentheses to certain sections of the unsecured debt indenture. Whenever we refer to particular sections or defined terms of the unsecured debt indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the senior unsecured debt securities described in the applicable prospectus supplement or supplements.

    Prospective purchasers of senior unsecured debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to the senior unsecured debt securities of a particular series. The prospectus supplement relating to an issue of senior unsecured debt securities will describe these considerations, if they apply.

    There is no requirement under the unsecured debt indenture that future issues of our senior unsecured debt securities be issued under that indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the unsecured debt indenture or applicable to one or more issues of senior unsecured debt securities, in connection with future issues of other debt securities.

GENERAL

    The unsecured debt indenture does not limit the aggregate principal amount of senior unsecured debt securities that we may issue under that indenture. The unsecured debt indenture provides that the senior unsecured debt securities may be issued in one or more series. The senior unsecured debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all senior unsecured debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior unsecured debt securities of that series, for issuances of additional senior unsecured debt securities of that series.

    Prior to the issuance of each series of senior unsecured debt securities, the particular terms will be specified in a supplemental indenture, a board resolution or in one or more officer's certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of senior unsecured debt securities:

    - title of the senior unsecured debt securities;

    - any limit on the aggregate principal amount of the senior unsecured debt securities;

    - the person to whom any interest on the senior unsecured debt securities shall be payable, if other than the person in whose name those securities are registered at the close of business on the regular record date;

    - the date or dates on which the principal of the senior unsecured debt securities will be payable or how the date or dates will be determined;

    - the rate or rates at which the senior unsecured debt securities will bear interest, or how the rate or rates will be determined and the date or dates from which interest will accrue;

    - the dates on which interest will be payable;

    - the record dates for payments of interest;

    - the place or places, if any, in addition to the office of the unsecured debt indenture trustee, where the principal of, and premium, if any, and interest, if any, on the senior unsecured debt securities will be payable;

    - the period or periods within which, the price or prices at which, and the terms and conditions upon which, the senior unsecured debt securities may be repaid, in whole or in part, at the option of the holder thereof;

    - any sinking fund or other provisions or options held by holders of the senior unsecured debt securities that would obligate us to repurchase or redeem those securities;

    - the percentage, if less than 100%, of the principal amount of the senior unsecured debt securities that will be payable if the maturity of those securities is accelerated;

    - any changes or additions to the events of default under the unsecured debt indenture or changes or additions to our covenants under that indenture; and

    - any other specific terms applicable to the senior unsecured debt securities.

    Unless we otherwise indicate in the applicable prospectus supplement, the senior unsecured debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

    Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the unsecured debt indenture or the senior unsecured debt securities that require us to redeem, or permit the holders to cause a redemption of, the senior unsecured debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness.

SECURITY AND RANKING

    The senior unsecured debt securities issued by us will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, we will pay interest on our senior unsecured debt securities on each interest payment date by check mailed to the person in whose name that security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a senior unsecured debt security, we will pay defaulted interest to the registered owner of that security in one of the following ways:

    - we will first propose to the unsecured debt indenture trustee a payment date for the defaulted interest. Next, the unsecured debt indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the senior unsecured debt security as of the close of business on the special record date; or

    - we can propose to the unsecured debt indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the senior unsecured debt securities may be listed for trading. If the unsecured debt indenture trustee thinks the proposal is practicable, payment will be made as proposed.

REDEMPTION

    We will set forth any terms for the redemption of senior unsecured debt securities in a prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, and except with respect to senior unsecured debt securities redeemable at the option of the registered holder, senior unsecured debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the senior unsecured debt securities of any series or any tranche of a series are to be redeemed, the unsecured debt indenture trustee will select the senior unsecured debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate (See sections 301, 1103 and 1104 of the unsecured debt indenture.)

    Senior unsecured debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender those securities for redemption. (See section 1106 of the unsecured debt indenture.) If only part of a senior unsecured debt security is redeemed, the unsecured debt indenture trustee will deliver to you a new senior unsecured debt security of the same series for the remaining portion without charge. (See section 1107 of the unsecured debt indenture.)

    We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the senior unsecured debt securities. (See section 1104 of the unsecured debt indenture.)

REGISTRATION, TRANSFER, EXCHANGE AND FORM

    Unless otherwise indicated in the applicable prospectus supplement, the senior unsecured debt securities will be issued only in fully registered form, without interest coupons and in denominations that are even multiples of $1,000. Senior unsecured debt securities of any series will be exchangeable for other senior unsecured debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (See section 305 of the unsecured debt indenture.)

    Unless we otherwise indicate in the applicable prospectus supplement, senior unsecured debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for such purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the unsecured debt indenture. (See section 305 of the unsecured debt indenture.)

    In the event of any redemption of senior unsecured debt securities of any series, the unsecured debt indenture trustee will not be required to exchange or register a transfer of any senior unsecured debt securities of the series selected, called or being called for redemption except the unredeemed portion of any senior unsecured debt security being redeemed in part. (See section 305 of the unsecured debt indenture.)

BOOK-ENTRY ONLY SYSTEM

    The following discussion pertains to senior unsecured debt securities that are issued in book-entry only form.

    One or more global notes would be issued to DTC, The Depository Trust Company, or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the senior unsecured debt securities. The participant would then keep a record of its clients who purchased those securities. A global note may not be transferred, except that DTC, its nominees and their successors may transfer an entire global note to one another.

    Under book-entry only, we will not issue certificates to individual holders of the senior unsecured debt securities. Beneficial interests in global notes will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants.

    DTC has advised us that it is:

    - a limited-purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. We and the unsecured debt indenture trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we and the unsecured debt indenture trustee will have no direct responsibility or liability to pay amounts due on the senior unsecured debt securities to owners of beneficial interests in the global notes.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the unsecured debt indenture trustee, or us.

    Senior unsecured debt securities represented by a global note will be exchangeable for senior unsecured debt securities certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law;

    - we instruct the unsecured debt indenture trustee that the global note is now exchangeable; or

    - an event of default has occurred and is continuing.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER

    Unless otherwise indicated in the applicable prospectus supplement, we have agreed not to consolidate with or merge into any other entity or convey, transfer, or lease our properties and assets substantially as an entirety to any entity unless:

    - the successor is an entity organized and existing under the laws of the United States of America or any state or the District of Columbia;

    - the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all the outstanding senior unsecured debt securities and the performance of every covenant of the unsecured debt indenture that we would otherwise have to perform; and

    - immediately after giving effect to the transactions, no event of default and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See section 801 of the unsecured debt indenture.)

MODIFICATION OF THE UNSECURED DEBT INDENTURE

    Under the unsecured debt indenture or any supplemental indenture, our rights and the rights of the holders of senior unsecured debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding senior unsecured debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding senior unsecured debt security affected thereby:

    - change the fixed date upon which the principal of or the interest on any senior unsecured debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any senior unsecured debt security or premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

    - reduce the stated percentage of senior unsecured debt securities of any series, the consent of the holders of which is required for any modification of the unsecured debt indenture or for waiver by the holders of certain of their rights; or

    - modify certain provisions of the unsecured debt indenture. (See section 902 of the unsecured debt indenture.)

    An original issue discount senior unsecured debt security means any security authenticated and delivered under the unsecured debt indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

    The unsecured debt indenture also contains provisions permitting us and the unsecured debt indenture trustee to amend that indenture in certain circumstances without the consent of the holders of any senior unsecured debt securities to evidence a merger, the replacement of the unsecured debt indenture trustee and for certain other purposes. (See section 901 of the unsecured debt indenture.)

EVENTS OF DEFAULT

    An event of default with respect to any series of senior unsecured debt securities is defined in the unsecured debt indenture as being any one of the following:

    - failure to pay interest on the senior unsecured debt securities of that series for 30 days after payment is due;

    - failure to pay principal or any premium on the senior unsecured debt securities of that series when due;

    - failure to perform other covenants in the unsecured debt indenture for 60 days after we are given written notice from the unsecured debt indenture trustee or the unsecured debt indenture trustee receives written notice from the registered owners of at least 25% in principal amount of the senior unsecured debt securities of that series;

    - failure to pay any sinking fund installment on the senior unsecured debt securities when due;

    - default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by us (including a default with respect to any other series of senior unsecured debt securities issued under the unsecured debt indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (or the payment of which is guaranteed by us), whether such indebtedness or guarantee exists on the date of the unsecured debt indenture or is issued or entered into following the date of the unsecured debt indenture, if:

       - either:

           - such default results from failure to pay any such indebtedness when due; or

           - as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

       - the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $40 million; and

    - certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us. (See section 501 of the unsecured debt indenture.)

    An event of default regarding a particular series of senior unsecured debt securities does not necessarily constitute an event of default for any other series of senior unsecured debt securities.

    We will be required to file with the unsecured debt indenture trustee annually an officer's certificate as to the absence of default in performance of certain covenants in the unsecured debt indenture. (See section 1007 of the unsecured debt indenture.) The unsecured debt indenture provides that the unsecured debt indenture trustee may withhold notice to the holders of the senior unsecured debt securities of any default, except in payment of principal of, or premium, if any, or interest on, those securities or in the payment of any sinking fund installment with respect to those securities, if the unsecured debt indenture trustee in good faith determines that it is in the interest of the holders of those securities to do so. (See section 602 of the unsecured debt indenture.)

    The unsecured debt indenture provides that, if an event of default with respect to the senior unsecured debt securities specified therein shall have happened and be continuing, either the unsecured debt indenture trustee or the holders of 25% or more in aggregate principal amount of the senior unsecured debt securities may declare the principal amount of all the senior unsecured debt securities to be due and payable immediately. However, if all defaults are cured or waived and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the senior unsecured debt securities of the affected series. (See section 502 of the unsecured debt indenture.)

    Subject to the provisions of the unsecured debt indenture relating to the duties of the unsecured debt indenture trustee, the unsecured debt indenture trustee will be under no obligation to exercise any of its rights or powers under that indenture at the request or direction of any of the holders of the senior unsecured debt securities, unless the holders shall have offered to the unsecured debt indenture trustee reasonable indemnity. (See section 603 of the unsecured debt indenture.)

    Subject to the provision for indemnification, the holders of a majority in principal amount of the senior unsecured debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the unsecured debt indenture trustee, or exercising any trust or power conferred on that indenture trustee with respect to the senior unsecured debt securities. However, the unsecured debt indenture trustee shall have the right to decline to follow any direction if that trustee shall determine that the action so directed conflicts with any law or the provisions of the unsecured debt indenture or if that trustee shall determine that the action would be prejudicial to holders not taking part in the direction. (See section 512 of the unsecured debt indenture.)

DEFEASANCE

    The unsecured debt indenture provides, unless otherwise indicated in the applicable prospectus supplement with respect to a particular series of senior unsecured debt securities, that we may elect either (a) to be discharged from all of our obligations with respect to the senior unsecured debt securities of any series, except for obligations to register the transfer or exchange of senior unsecured debt securities, replace stolen, lost or mutilated senior unsecured debt securities, to maintain paying agencies and to hold moneys for payment in trust which we refer to as "DEFEASANCE," or (b) to be released from our obligations under sections of the unsecured debt indenture described under "--CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, which we refer to as "COVENANT DEFEASANCE," if:

    - we deposit with the unsecured debt indenture trustee, in trust, money, or in certain cases, U.S. government obligations sufficient to pay and discharge (i) the principal of, and premium, if any, and interest, if any, on the outstanding senior unsecured debt securities on the dates such payments are due, in accordance with the terms of those securities and
      (ii) any mandatory sinking fund payments applicable to the senior unsecured debt securities on the day on which payments are due and payable in accordance with the terms of the unsecured debt indenture and of those securities;

    - no event of default or event which with notice or lapse of time would become an event of default, including by reason of such deposit, with respect to the senior unsecured debt securities shall have occurred and be continuing on the date of such deposit;

    - we deliver to the unsecured debt indenture trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations; and

    - we have delivered to the unsecured debt indenture trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the unsecured debt indenture relating to the satisfaction and discharge of the senior unsecured debt securities have been complied with. (See sections 403 and 1008 of the unsecured debt indenture.)

    Discharged means, with respect to the senior unsecured debt securities of any series, the discharge of the entire indebtedness represented by, and our obligations under, the senior unsecured debt securities of such series and in the satisfaction of all of our obligations under the unsecured debt indenture relating to the senior unsecured debt securities of such series, except:

    - the rights of holders of the senior unsecured debt securities of such series to receive, from the trust fund established pursuant to the unsecured debt indenture, payment of the principal of and interest and premium, if any, on the senior unsecured debt securities of such series when such payments are due;

    - our obligations with respect to the senior unsecured debt securities of such series with respect to registration, transfer, exchange and maintenance of a place of payment;

    - the rights, powers, trusts, duties, protections and immunities of the unsecured debt indenture trustee under the unsecured debt indenture; and

    - our obligations with respect to the unsecured debt indenture trustee. (See section 101 of the unsecured debt indenture.)

    If we have deposited or caused to be deposited money or U.S. government obligations to pay or discharge the principal of, and premium, if any, and interest, if any, on the outstanding senior unsecured debt securities to and including a redemption date on which all of the outstanding senior unsecured debt securities are to be redeemed, such redemption date shall be irrevocably designated by a board of directors resolution delivered to the unsecured debt indenture trustee on or prior to the date of deposit of such money or U.S. government obligations, and such board of directors resolution shall be accompanied by an irrevocable company request that the unsecured debt indenture trustee give notice of such redemption in our name and at our expense not less than 30 nor more than 60 days prior to such redemption date in accordance with the unsecured debt indenture. (See section 403 of the unsecured debt indenture.)

    U.S. government obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States. U.S. government obligations shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. government obligation or a specific payment of interest on or principal of any such U.S. government obligation held by such custodian for the account of a holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of the U.S. government obligation evidenced by such depositary receipt. (See section 101 of the unsecured debt indenture.)

RESIGNATION OR REMOVAL OF UNSECURED DEBT INDENTURE TRUSTEE

    The unsecured debt indenture trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor unsecured debt indenture trustee and such specified day. (See section 610 of the unsecured debt indenture.)

    The unsecured debt indenture trustee may be removed at any time with respect to the senior unsecured debt securities of any series by an instrument or concurrent instruments in writing delivered to the unsecured debt indenture trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities of that series. In addition, under certain circumstances, we may remove the unsecured debt indenture trustee upon notice to the holder of each senior unsecured debt security outstanding and the unsecured debt indenture trustee, and appointment of a successor unsecured debt indenture trustee. (See section 610 of the unsecured debt indenture.)

CONCERNING THE UNSECURED DEBT INDENTURE TRUSTEE

    JPMorgan Chase Bank is the trustee under the unsecured debt indenture. JPMorgan Chase Bank also serves as the mortgage trustee under the mortgage with respect to the first mortgage bonds issued by us. We and our affiliates maintain other banking relationships in the ordinary course of business with the unsecured debt indenture trustee and its affiliates, including utilizing its services for the making of short-term loans.

GOVERNING LAW

    The unsecured debt indenture is governed by, and the senior unsecured debt securities will be governed by, and construed in accordance with the laws of the State of New York.

NEW PREFERRED STOCK

    The following description sets forth the general terms and provisions of the new preferred stock that we may offer by this prospectus.

    We will issue the new preferred stock subject to our Restated Certificate of Incorporation, as amended, and the applicable Certificate of Amendment of the Restated Certificate of Incorporation of New York State Electric & Gas Corporation pursuant to Section 805 of the Business Corporation Law ("805 CERTIFICATE"). The particular terms of a series of new preferred stock will be described in the prospectus supplement relating to the new preferred stock. When we refer to preferred stock, such term includes preferred stock we previously have issued and the new preferred stock.

    Our charter and the applicable 805 Certificate set forth the designations, preferences, privileges and voting powers of the shares of the new preferred stock. Because this section is a summary, it does not describe every aspect of the new preferred stock. This summary is subject to and qualified in its entirety by reference to all the provisions of the charter and the applicable 805 Certificate, including definitions of terms used in the charter and the 805 Certificate, both of which are filed as an exhibit to the registration statement, of which this prospectus forms a part and are incorporated by reference. This summary is also subject to and qualified by reference to the description of the particular terms of the new preferred stock described in the applicable prospectus supplement or supplements.

    Prospective purchasers of new preferred stock should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to the new preferred stock of a particular series. The prospectus supplement relating to an issue of new preferred stock will describe these considerations, if they apply.

DIVIDEND RIGHTS

    The holders of the new preferred stock are entitled to receive, and will be limited to, when and as declared by the Board of Directors, out of surplus legally available for the payment of dividends, cumulative preferential dividends in cash, as specified in the applicable prospectus supplement, payable quarterly on the first day of January, April, July and October, cumulative from the date of issue. The date that the initial dividend on the new preferred stock is expected to be payable and the record date for such dividend are set forth in the applicable prospectus supplement.

    In case the stated dividends are not paid in full, the shares of all series of the preferred stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on those shares if all dividends were declared and paid in full.

LIMITATION ON THE PAYMENT OF DIVIDENDS

    There are no limitations on the payment of dividends on the preferred stock.

    Unless dividends on all outstanding shares of preferred stock for all past quarterly dividend periods shall have been paid and the full dividend thereon for the then current quarterly dividend period shall have been paid or declared and funds set apart for payment, no dividends shall be paid or declared, and no other distribution shall be made, on any of our preference stock or common stock or on any other class of stock having no preferences or having preferences ranking in all respects junior to the preferences of the preferred stock and no such stock shall be purchased, retired or otherwise acquired by us.

VOTING RIGHTS

    If preferred stock dividends on any series are in default in an amount equivalent to four full quarterly dividends, the holders of the preferred stock, voting separately as a class without regard to series, are entitled to elect a majority of the Board of Directors and their privilege continues until all dividends in default have been paid. The holders of preferred stock are not entitled to vote in respect of any other matters except those, if any, in respect of which voting rights cannot be denied or waived under some mandatory provision of law, and except that the Restated Certificate of Incorporation, as amended, contains provisions to the effect that such holders shall be entitled to vote on certain matters affecting the rights and preferences of the preferred stock relating to (1) an increase in the authorized number of shares of preferred stock; (2) consolidation or sale of all or substantially all of our property or assets unless ordered or approved by the Securities and Exchange Commission; (3) issuance or assumption of any securities representing unsecured indebtedness in excess of a certain amount (in addition to certain unsecured indebtedness excluded under consents obtained from holders of the preferred stock); (4) changes in provisions of the preferred stock; (5) authorization of stock ranking superior to the preferred stock; (6) change of stock ranking junior to the preferred stock into shares ranking on a parity with or superior to the preferred stock; (7) reduction of capital allocable to the outstanding preferred stock; or reduction below $22,000,000 of the capital allocable to all stock ranking junior to the preferred stock, unless required or permitted by a regulatory body and (8) issuance of any shares of preferred stock if the aggregate par value of shares at any one time outstanding, exceeds $15,000,000, or any shares of any class of stock ranking superior to, or on a parity with, the preferred stock, unless, for a period of 12 consecutive months within the 15 months immediately preceding the month in which such additional shares shall be issued, our net earnings as defined in the Restated Certificate of Incorporation, as amended, permit such issue. A majority vote of the preferred stock is required with respect to (1), (2) and (3) above and a two-thirds vote with respect to (4), (5), (6), (7) and (8) above.

    Whenever holders of preferred stock shall be entitled, as a class, to vote, consent or otherwise act, they shall be entitled to cast one-quarter of one vote for each share of preferred stock with a par value of $25 per share, and one vote for each share of preferred stock with a par value of $100 per share, held by them respectively.

REDEMPTION PROVISIONS

    Redemption provisions for the new preferred stock will be set forth in the applicable prospectus supplement.

SINKING FUND PROVISIONS

    Sinking fund provisions, if any, for the new preferred stock will be set forth in the applicable prospectus supplement.

LIQUIDATION RIGHTS

    In the event we voluntarily or involuntarily liquidate, dissolve or wind-up our company, the holders of each series of preferred stock will be entitled to receive, and will be limited to, the amount or amounts payable in cash (not less than the par value thereof plus all dividends accumulated and unpaid thereon) fixed for such series before any amount may be paid to, or assets distributed among, holders of stock ranking junior to the preferred stock. The amount per share payable on the new preferred stock in the event that we voluntarily liquidate, dissolve or wind-up our company shall be the amount per share at which such shares could be redeemed (other than through a sinking fund, if any) as set forth in the applicable prospectus supplement. The amount per share payable on such new preferred stock in the event of any involuntary liquidation, dissolution or winding-up shall be the par value thereof, together in each case with an amount equal to accrued unpaid dividends to the date of such liquidation, dissolution or winding-up.

LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

    The new preferred stock, when duly issued, will be fully paid and non-assessable.

PREEMPTIVE RIGHTS

    No holder of any series of preferred stock will be entitled of right, upon any issue for money or other consideration of stock, or of obligations convertible into stock, to subscribe for, purchase or receive any such stock or obligations.

OTHER PROVISIONS

    So long as senior securities (including the new preferred stock) are outstanding, cash dividends can be paid on common stock only out of earned surplus accumulated since December 31, 1946. Such dividends are limited to 75% of net income available for common stock if common stock equity falls below 25% of total capitalization, and to 50% if common stock equity falls below 20%. Our common stock equity at December 31, 2002 was approximately 48% of total capitalization as defined in the 805 Certificate. We have not been restricted in the payment of dividends on common stock by these provisions and do not believe that we will be so restricted in the future.

CONCERNING THE TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the new preferred stock is Mellon Investor Services LLC, P.O. Box 3315, South Hackensack, NJ 07606-1915.

                              PLAN OF DISTRIBUTION

    We may use the following methods to sell the securities:

    - through negotiation with one or more underwriters;

    - through one or more agents or dealers designated from time to time;

    - directly to purchasers; or

    - through any combination of the above.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method of distribution of any series of securities.

    If we use any underwriters in the sale of securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in a prospectus supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

    If any securities are sold through agents designated by us from time to time, the prospectus supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

    Certain persons participating in an offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities in the open market to stabilize the price of these securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    No series of securities, when first issued, will have an established trading market. Any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in such securities, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any securities.

    In connection with the sale of the securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the securities and certain other matters will be passed upon for us by Huber Lawrence & Abell, New York, New York, and for any underwriters, dealers or agents by Shearman & Sterling, New York, New York. As of March 13, 2003, members of Huber Lawrence & Abell owned 6,315 shares of Energy East Corporation, our parent company.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

SEC registration fee........................................  $   24,270
Accounting services.........................................  $  150,000
Printing expenses...........................................  $  150,000
Trustee fees and expenses...................................  $   75,000
Transfer agent and registrar fees...........................  $   25,000
Rating agency fees..........................................  $  300,000
Legal fees and expenses.....................................  $  225,000
Miscellaneous...............................................  $   90,000
                                                              ----------
      Total.................................................  $1,039,270
                                                              ==========

    All of the above, except the SEC registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Business Corporation Law of the State of New York provides that if a derivative action is brought against a director or officer, the registrant may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the registrant's best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the registrant. In a nonderivative action or threatened action, the Business Corporation Law provides that the registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Under the Business Corporation Law, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the Business Corporation Law are met. The indemnification provisions of the Business Corporation Law are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, whether authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

    The above is a general summary of certain provisions of the Business Corporation Law and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the Business Corporation Law.

    The registrant's By-Laws provide that to the extent not prohibited by law, the registrant shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director, officer or employee of the registrant or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the registrant's request.

    The registrant's By-Laws also provide, among other things, that:

    (1) no indemnification shall be made to or on behalf of any director, officer or employee, if a judgment or other final adjudication adverse to the director, officer or employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

    (2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

    (3) the registrant may, with the approval of its Board of Directors, enter into an agreement with any person who is, or is about to become, a director, officer or employee of the registrant, or who is serving, or is about to serve, at the request of the registrant, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

    The registrant has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

ITEM 16. EXHIBITS

    See Exhibit Index.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 19, 2003.

                                               NEW YORK STATE ELECTRIC & GAS CORPORATION

                                               By: /s/ FRANK LEE
                                               Frank Lee
                                               ATTORNEY-IN-FACT

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 19, 2003.

                  SIGNATURE                                        TITLE
                  ---------                                        -----
Principal Executive Officer:

                      *                                   President and Director
--------------------------------------------
              Ralph R. Tedesco

Principal Financial and Accounting Officer:

                      *                                  Senior Vice President and
--------------------------------------------              Chief Financial Officer
            Sherwood J. Rafferty

Directors:

                      *                                          Director
--------------------------------------------
            Wesley W. von Schack

                      *                                          Director
--------------------------------------------
             Kenneth M. Jasinski

                /s/ FRANK LEE                    As attorney-in-fact for the officers and
--------------------------------------------          directors marked by an asterisk
                  Frank Lee

                                 EXHIBIT INDEX

EXHIBIT NO.                                DESCRIPTION                              METHOD OF FILING
-----------                                -----------                              ----------------
  1-1                   Form of Underwriting Agreement relating to the     Filed herewith.
                        senior unsecured debt securities.

  1-2                   Form of Underwriting Agreement relating to the     Filed herewith.
                        new preferred stock.

  4-1                   Unsecured Debt Indenture from New York State       Filed as Exhibit 4-7 to the
                        Electric & Gas Corporation to JPMorgan Chase       Company's 10-K for the year ended
                        Bank, as unsecured debt indenture trustee,         December 31, 2002 and incorporated
                        related to the senior unsecured debt securities.   herein by reference--File
                                                                           No. 1-3103-2.

  4-2                   Form of Senior Unsecured Debt Security             Included in Exhibit 4-1.

  4-3                   Restated Certificate of Incorporation of New York  Filed as Exhibit 4-11 to
                        State Electric & Gas Corporation pursuant to       Form S-3, Registration
                        section 807 of the Business Corporation Law filed  No. 33-50719 and incorporated
                        in the Office of the Secretary of State of the     herein by reference.
                        State of New York on October 25, 1988.

  4-4                   Certificate of Amendment of the Restated           Filed as Exhibit 4-12 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on October 17, 1989.                          herein by reference.

  4-5                   Certificate of Amendment of the Restated           Filed as Exhibit 4-13 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on May 22, 1990.                              herein by reference.

  4-6                   Certificate of Amendment of the Restated           Filed as Exhibit 4-14 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on October 31, 1990.                          herein by reference.

  4-7                   Certificate of Amendment of the Restated           Filed as Exhibit 4-15 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on February 6, 1991.                          herein by reference.

  4-8                   Certificate of Amendment of the Restated           Filed as Exhibit 4-16 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on October 15, 1991.                          herein by reference.

  4-9                   Certificate of Amendment of the Restated           Filed as Exhibit 4-17 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on May 28, 1992.                              herein by reference.

  4-10                  Certificate of Amendment of the Restated           Filed as Exhibit 4-18 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on October 20, 1992.                          herein by reference.

  4-11                  Certificate of Amendment of the Restated           Filed as Exhibit 4-19 to
                        Certificate of Incorporation filed in the Office   Form S-3, Registration
                        of the Secretary of State of the State of New      No. 33-50719 and incorporated
                        York on October 14, 1993.                          herein by reference.

  4-12                  Certificate of Amendment of the Restated           Filed as Exhibit 3-11 to the
                        Certificate of Incorporation filed in the Office   Company's 10-K for the year ended
                        of the Secretary of State of the State of New      December 31, 1993 and incorporated
                        York on December 10, 1993.                         herein by reference--File No.
                                                                           1-3103-2.

EXHIBIT NO.                                DESCRIPTION                              METHOD OF FILING
-----------                                -----------                              ----------------
  4-13                  Certificate of Amendment of the Restated           Filed as Exhibit 3-12 to the
                        Certificate of Incorporation filed in the Office   Company's 10-K for the year ended
                        of the Secretary of State of the State of New      December 31, 1993 and incorporated
                        York on December 20, 1993.                         herein by reference--File No.
                                                                           1-3103-2.

  4-14                  Certificate of Amendment of the Restated           Filed as Exhibit 3-16 to the
                        Certificate of Incorporation filed in the Office   Company's 10-Q for the quarter
                        of the Secretary of State of the State of New      ended September 30, 2000 and
                        York on September 6, 2000.                         incorporated herein by
                                                                           reference--File No. 1-3103-2.

  4-15                  Certificate of Merger of Columbia Gas of New       Filed as Exhibit 4-20 to
                        York, Inc. into New York State Electric & Gas      Form S-3, Registration
                        Corporation filed in the Office of the Secretary   No. 33-50719 and incorporated
                        of State of the State of New York on April 8,      herein by reference.
                        1991.

  4-16                  Form of 805 Certificate relating to the            Filed as Exhibit 4-21 to
                        designations, etc. of the new preferred stock.     Form S-3, Registration
                                                                           No. 33-50719 and incorporated
                                                                           herein by reference.

  4-17                  Certificates of the Secretary of New York State    Filed as Exhibit 3-16 to the
                        Electric & Gas Corporation concerning consents     Company's 10-Q for the quarter
                        dated March 20, 1957, May 9, 1975 and April 1,     ended March 31, 1999 and
                        1999 of holders of serial preferred stock with     incorporated herein by
                        respect to issuance of certain unsecured           reference--File No. 1-3103-2.
                        indebtedness.

  4-18                  By-Laws of New York State Electric & Gas           Filed as Exhibit 3-17 to the
                        Corporation as amended on June 28, 2002.           Company's 10-Q for the quarter
                                                                           ended June 30, 2002 and
                                                                           incorporated herein by
                                                                           reference--File No. 1-3103-2.

  5                     Opinion of Huber Lawrence & Abell with respect to  Filed herewith.
                        the legality of the senior unsecured debt
                        securities and the new preferred stock registered
                        hereunder.

  12-1                  Computation of ratio of earnings to fixed          Filed herewith.
                        charges.

  12-2                  Computation of ratio of earnings to fixed charges  Filed herewith.
                        and preferred stock dividends.

  23-1                  Consent of PricewaterhouseCoopers LLP.             Filed herewith.

  23-2                  Consent of Huber Lawrence & Abell.                 Included in opinion filed as
                                                                           Exhibit No. 5.

  24-1                  Power of Attorney of directors and officers.       Filed herewith.

  24-2                  Power of Attorney of New York State Electric &     Filed herewith.
                        Gas Corporation.

  25                    Statement of Eligibility of JPMorgan Chase Bank    Filed herewith.
                        as unsecured debt indenture trustee under the
                        unsecured debt indenture.